Exhibit 10.1

PROSPECT  REVIEW  NONCOMPETITION

AND CONFIDENTIALITY AGREEMENT

WHERAS, Chet Pohle, Brian Hirst, and Randy Metz have in their possession certain geoscience, engineering and/or geophysical data and information which identify geological and/or geophysical prospects on the lands described herein, herein after referred to as the “Proprietary and Confidential Information”; and

WHEREAS, Daybreak Mines, Inc. located at 601 W. Main Ave., Suite 1017, Spokane, Washington (Robert Martin, President) telephone (403) 660-9639, an entity which is, and assigns (hereinafter “Daybreak); and Cal-Star Energy Inc. and Canadian Energy Capital Inc., located at 3228 Conrad Drive NW Calgary, Alberta, Canada (Hans Heumann, President) telephone (403) 874-0830, entities which are, and assigns (hereinafter Cal-Star and Canadian), desire to review and inspect said data covering or pertaining to the lands described below for the sole purpose of determining the desirability of entering into an agreement with Chet Pohle, Brian Hirst and Randy Metz covering the subject lands, such lands being situated in Kern County, California, being designated as the “East Slope Prospect,” to wit:

The East Slope Prospect is located in and around Township 25 South through Township 28 South, for Ranges 27 East through 29 East, MDBM. The Area of Mutual Interest (AMI) is more specifically defined in Exhibit A attached and made a part of this agreement.

NOW THEREFORE, in consideration of granting Daybreak, Cal-Star and Canadian the right and opportunity to review said data and information, the parties covenant and agree as follows:

1.

Daybreak, Cal-Star and Canadian shall not for a period of 24 months from the date hereof, acquire, or cause to be acquired by any other person, firm or entity, any oil or gas interest (the word “interest” shall include without limitation by enumeration, any lease top lease, option to lease, seismic option, farm out or support agreement, bottom hole agreement, working interest participation, mineral interest, royalty interest, pooling agreement, or any other right title or interest in or to the oil, gas, and other hydrocarbons and minerals lying in and under said lands and the rights to explore for and/or produce the same) within the lands described above without first entering into a mutually acceptable agreement with Chet Pohle, Brian Hirst, and Randy Metz and assigns providing for compensation on the following terms: a cash bonus in the amount of $25,000 (twenty-five thousand dollars) to be paid when the project is accepted, and an overriding royalty interest in the amount of a gross three percent (3%) of One Hundred Percent (100%) assigned to Chet Pohle, Brian Hirst and Randy Metz. This project is subject to prior sale. In addition, upon completion of the sub-regional study, each prospect/lead area selected for 3D seismic investigation, or lease for drilling a well will require a $10,000 cash bonus at the time of signing a lease or seismic option for that lead or prospect area, and a $10,000 cash bonus is due at the spud of the first prospect well of each individual prospect. As and when Daybreak, Cal-Star and Canadian acquire any interest (working interest, overriding royalty interest, leasehold interest, farm out interest, contract interest, etc.) in, over, or under oil and gas leases or other mineral leases covering lands located in the above referenced prospect / prospect areas / Area f Mutual Interest, Daybreak, Cal-Star and Canadian will execute and deliver to Chet Pohle, Brian Hirst, and Randy

Metz written assignment(s) of overriding royalty interest(s) in the form attached hereto as Exhibit “B”. Daybreak, Cal-Star and Canadian will provide a copy to Chet Pohle, Brian Hirst, and Randy Metz of the leasehold document when any leasehold is acquired. Such overriding royalty interests shall be assigned to Chet Pohle, Brian Hirst, and Randy Metz in the following amount(s): one percent to Chet Pohle, one percent to Brian Hirst, and one percent to Randy Metz of the three percent (3%) of the eight-eighths (8/8ths) in all the oil, gas, other hydrocarbons, and all other minerals produced and saved from each of said leases, working interest, farm out interest, etc. in the leases/ land/ minerals associated with the above referenced prospect areas. This assignment will be executed by Daybreak, Cal-Star and Canadian and returned to Chet Pohle for recordation in the proper County upon Daybreak, Cal-Star and Canadian acquiring any interest in the leases associated with the above referenced prospect/ prospect areas. Daybreak, Cal-Star and Canadian shall provide to Chet Pohle notice of any interest acquired in such leases 10 days after any interest in such leases is acquired, and shall return an executed ORRI within 19 days of receipt by daybreak, Cal-Star and Canadian from Chet Pohle of the Assignment of Override document. If six (6) months prior to the expiration of this Agreement the parties are in negotiations, Chet Pohle, Brian Hirst, and Randy Metz, and daybreak, Cal-Star and Canadian agree to extend the term of this agreement, in writing, and such extension shall be mutually agreed upon by all parties, but shall not to be less than six (6) additional months. The terms of compensation for this agreement may be modified by mutual agreement of all parties, in writing.

2.

Daybreak, Cal-Star and Canadian, Chet Pohle, Brian Hirst, and Randy Metz acknowledge and agree that Chet Pohle’s, Brian Hirst’s, and Randy Metz’s disclosure and provision of the Proprietary and Confidential Information described above to Daybreak, Cal-Star and Canadian creates a relationship of trust and confidentiality with respect to said Proprietary and Confidential Information of Chet Pohle, Brian Hirst, and Randy Metz. At all times during the term of this Agreement, whether the cessation thereof is voluntary or involuntary, Daybreak, Cal-Star and Canadian shall: (1) keep in strictest confidence and trust all Proprietary and Confidential Information; (2) not disclose, use, or induce or assist in the use or disclosure of any Proprietary and Confidential Information, or anything related to any Proprietary and Confidential Information, to any person, firm or entity, without the prior express written consent of Chet Pohle, Brian Hirst, and Randy Metz; and (3) promptly advise Chet Pohle, Brian Hirst, or Randy Metz, should Daybreak, Cal-Star and Canadian mistakenly or inadvertently release or lose control of Chet Pohle’s, Brian Hirst’s or Randy Metz’s Proprietary and Confidential Information, Daybreak, Cal-Star and Canadian shall take all reasonable measures to prevent and/or to remedy any unauthorized use of said information. Chet Pohle, Brian Hirst, and Randy Metz shall be entitled to a license of any 3D seismic data acquired. This agreement shall not be assigned without the prior written consent of Chet Pohle, Brian Hirst, or Randy Metz.

In the event that Daybreak, Cal-Star and Canadian may wish to engage the services of a third party consultants for the evaluation of this prospect(s), Daybreak, Cal-Star and Canadian agrees that such third party or consultant(s) shall sign the same Confidentiality Agreement prior to such evaluation. This agreement shall be signed and returned to Chet Pohle, Brian Hirst, or Randy Metz prior to any third party or consultant(s) evaluation or review of their prospect. Daybreak, Cal-Star and Canadian agree to provide to Chet Pohle, Brian Hirst, or Randy Metz the name and address of the third party / consultant(s) prior to the disclosure of any information to such third party / consultant(s).

On the expiration of the term of this Agreement or any other termination of the Agreement for any reason whatsoever, whether with or without cause, Daybreak, Cal-Star and Canadian shall not keep or take nor allow any third person, firm or entity to take, and shall deliver to Chet Pohle, Brian Hirst, or Randy Metz, all original copies and all reproductions of Proprietary and Confidential Information including without  limitation, all maps, cross-sections, well logs, seismic lines, data, analyses, recedes, reports, notes, notebooks, proposals, lists, correspondence, documents, computer diskette, photographs, negatives, undeveloped film, drawings, specifications, tape recordings or other electronic recordings, programs, or other materials or property of any nature belonging to Brian Hirst or Chet Pohle, Brian Hirst or Randy Metz, or pertaining to Chet Pohle’s, Brian Hirst’s or randy Metz’s business relationship with daybreak, and Cal-Star and Canadian.

As used in this Agreement, “Proprietary and Confidential Information” means information (a) that is known by actual or potential competitors of Chet Pohle, Brian Hirst, or Randy Metz, or is generally unavailable to the public, (b) that has been created, discovered, developed, or otherwise become known to Chet Pohle, Brian Hirst, or Randy Metz in the course of their business, and (c) that has material economic value or potential material economic value to Chet Pohle’s, Brian Hirst’s, or randy Metz’s present or future business. “Proprietary and Confidential Information” shall include trade secrets (as defined under California Civil Code Section 3426.1) and all other discoveries, developments, programs, processes, techniques, know-how, data, research, technical data and all other financial or business information owned by or pertaining to Chet Pohle, Brian Hirst, or Randy Metz.

It is distinctly understood and agree as evidenced by your acceptance of this material that Chet Pohle, Brian Hirst, and Randy Metz are in no way liable to any person, firm or corporation for any loss or inconvenience occasioned by the use of or reliance upon this material.

In the event either party brings any legal action or seeks arbitration regarding any provision of the Agreement, the prevailing party in the litigation or arbitration shall be entitled to recover reasonable attorney’s fees and costs from the other party, in addition to any other relief that may be granted. This provision applies to the entire Agreement.

This Agreement shall remain in effect for a period of twenty-four (24) months from the date hereof. The Agreement may be extended in writing as provided for in Paragraph 1 above. Daybreak, Cal-Star and Canadian agrees to evaluate the prospect(s) in a timely manner, and to notify Chet Pohle, Brian Hirst, or Randy Metz in writing of their acceptance or their rejection of any or all of the above described prospect(s).

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto this 13th  day of May  , 2005.

/s/  Chet Pohle

  Chet Pohle

/s/  Brian Hirst

  Brian Hirst

/s/  Randall T. Metz

  Randall T. Metz

Daybreak Mines, Inc.

By: /s/  Robert Martin

May 13, 2005

           Robert Martin, President

Date

Cal-Star Energy, Inc. and Canadian Energy Capital, Inc.

By:  /s/   Hans Heumann

May 13, 2005

           Hans Heumann, President

Date